Exhibit 12

                INTERNATIONAL MULTIFOODS CORPORATION AND SUBSIDIARIES

                  Computation of Ratio of Earnings to Fixed Charges
                                   (unaudited)

                                 (in thousands)



                                    THREE MONTHS ENDED    NINE MONTHS ENDED
                                    Nov. 30,  Nov. 30,    Nov. 30,  Nov. 30,
                                       1996      1995        1996      1995
Earnings before income taxes        $12,338   $ 9,055     $16,963   $20,005
Plus: Fixed charges (1)               6,810     6,552      20,291    21,914
Less: Capitalized interest               (7)      (26)        (26)     (121)

Earnings available to cover
  fixed charges                     $19,141   $15,581     $37,228   $41,798

Ratio of earnings to fixed charges     2.81      2.38        1.83      1.91


(1) Fixed charges consisted of the following:

                                   THREE MONTHS ENDED     NINE MONTHS ENDED
                                    Nov. 30,  Nov. 30,    Nov. 30,  Nov. 30,
                                       1996      1995        1996      1995
Interest expense, gross              $4,438    $4,187     $13,375   $14,632
Rentals (Interest factor)             2,372     2,365       6,916     7,282
  Total fixed charges                $6,810    $6,552     $20,291   $21,914